VIA UPS OVERNIGHT DELIVERY


April 16, 1999


Mr. Robert Nierman
2801 East Lake of Isles
Minneapolis, MN  55408

Dear Bob:

     I am very pleased to offer to you the position of Chief Operating Officer and Executive Vice President of Engineering Animation, Inc. With your experience, reputation, and knowledge of the industry, I am confident that you will be an invaluable member of my management team. In this position, you will report directly to me and you will be responsible for all operations of EAI.

     The compensation package for this position includes an annual salary of $300,000 and an annual bonus of an equal amount. The bonus amount will be prorated from the date of employment and will paid quarterly, commencing with the third quarter. In addition, you will be granted a stock option which will permit you to purchase 225,000 shares of EAI common stock. The total life of the option will be ten years and will vest over a period of four years from the date of grant. Additional compensation items will include an auto allowance of $750 per month and a life insurance policy with a face amount of $500,000 payable to your chosen beneficiary.

     As agreed, we will also provide a severance benefit to you which will provide that in the event of your termination following a change of control in the first eighteen months of your employment, you will be paid a severance amount equal to three times the total of your current salary and bonus. In the event of a termination following a change of control after eighteen months, you will receive a severance benefit equal to two times your current salary and bonus. As part of our agreement, you also agree that you will sign an EAI standard non-competition agreement.

     Naturally, you will also receive EAI's standard benefits package of health and dental insurance, 401(k) matching contributions, paid time off, and similar benefits.

     Bob, I have asked Jamie Wade, our General Counsel, to add a draft of an employment agreement to this letter along with other employment information materials. If the terms as stated in this letter are as we discussed, please execute the copy of this letter at the bottom and return it to my office by fax at 515-296-6941. Please contact Jamie prior to sending the fax so that we can maintain confidentiality. If the employment agreement does not address the terms as you understand them, or if you have any questions, please feel free to contact Jamie Wade at 515-296-6839 or at 515-290-3638 (cell) or 515-292-6974
(home). If you would like to speak to me, please leave me a voicemail at 515-296-9920 letting me know the best time to contact you from Japan.

     Bob, we have gathered some of the best people in the country to accomplish EAI's goals, and your addition to the team will help us capture the lead in this industry.

Sincerely,

/s/Matthew Rizai

Matthew Rizai
President and CEO



I accept the terms of employment as stated in this letter.


/s/ Robert Nierman

Robert Nierman